Exhibit 10.6

EMPLOYMENT AGREEMENT AMENDMENT

This EMPLOYMENT AGREEMENT AMENDMENT (this “Amendment”) is entered into as of June 2, 2015, between C. LOWELL BALL (the “Executive”) and STOCK BUILDING SUPPLY HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Executive and the Company previously entered into the Amended and Restated Employment Agreement dated as of October 9, 2014 (the “Agreement”); and

WHEREAS, the Executive and the Company wish to amend the Agreement with respect to the potential application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, with respect to certain payments and benefits that the Executive may receive.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

1. Amendment of Agreement. The Executive and the Company agree that the Agreement is hereby amended, effective June 2, 2015, by adding a new Section 6.15 which shall read as follows:

6.15. Code Section 280G. Notwithstanding any other provision of this Agreement, if it is determined that the benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute Parachute Payments that would subject the Executive to tax under Section 4999 of the Code, it must be determined whether the Executive will receive the total payments due or the Reduced Amount. The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the total payments due.

If it is determined that the total payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by an accounting firm or other professional organization qualified to make the calculation that was selected by the Company and acceptable to the Executive (the “Accounting Firm”). The Company shall pay the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm under this Section 6.15 are binding upon the Company and the Executive, subject to any differing determination by the Internal Revenue Service.

It is the intention of the Company and the Executive to reduce the payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Executive would thereby be increased.

If it is determined that the total payments should be reduced to the Reduced Amount, any reduction shall be in the order that would provide the Executive with the largest amount of Net After Tax Receipts (subject to the remainder of this sentence, pro rata if two alternatives provide the same result) and shall, to the extent permitted by Code Section 280G and 409A be designated by the Executive. The Executive shall at any time have the unilateral right to forfeit any equity grant in whole or in part.

For purposes of this Agreement, the term “Net After Tax Receipt” means the Present Value of the total payments or the Reduced Amount, as applicable, net of all federal, state and local income and payroll taxes imposed on the Executive, including Section 4999 of the Code, determined by applying the highest marginal rate of income taxes which applied to the Executive’s taxable income for the immediately preceding taxable year. For purposes of this Agreement, the term “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations thereunder. For purposes of this Agreement, the term “Present Value” means the value determined in accordance with Section 280G(d)(4) of the Code and the regulations thereunder. For purposes of this Agreement, the term “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to the Executive without subjecting the Executive to tax under Section 4999 of the Code.

2. No Other Changes. Except as provided in the preceding Section 1, the terms of the Agreement, as in effect on the date hereof, remain in full force and effect without change by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement Amendment effective as of the date first set forth above.

STOCK BUILDING SUPPLY HOLDINGS, INC.		EXECUTIVE

By:	/s/ Bryan J. Yeazel	/s/ C. Lowell Ball
	Bryan J. Yeazel	C. LOWELL BALL
EVP and Chief Operating Officer